Exhibit 10.81

Summary of Amendments to Certain Fisher Scientific International Inc.
Restricted Stock Unit Awards

In connection with the closing of the merger of Thermo Electron Corporation (the predecessor to Thermo Fisher Scientific Inc., also referred to as “the company”) and Fisher Scientific International Inc. (“Fisher”) on November 9, 2006, each existing stock unit award in respect of Fisher common stock was assumed by the company and converted into a stock unit award in respect of the number of shares of company common stock equal to the number of shares of Fisher common stock subject to the Fisher stock unit award, multiplied by the merger exchange ratio. Upon closing of the merger, each converted stock unit award had the same terms and conditions as were in effect immediately prior to the closing of the merger, except that performance conditions applicable to the vesting of the converted stock unit awards were deemed to have been satisfied upon closing of the merger, and the converted stock unit awards instead generally vest and are settled in three equal increments on the first three anniversaries of their original grant date, subject to the holder’s continued employment with the company as of each such vesting date, with certain exceptions. Alan Malus and Joseph Massaro were among the holders at the time of the closing of the merger of stock unit awards including performance conditions that were so converted.